UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 23, 2013

PALO ALTO NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35594	20-2530195
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 Olcott Street

Santa Clara, California 95054

(Address of principal executive offices, including zip code)

(408) 753-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On May 30, 2013, Palo Alto Networks, Inc. (the “Company”) issued a press release announcing its financial results for the three months ended April 30, 2013. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information contained in this Item 2.02 and in the accompanying Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Director Resignation

On May 23, 2013, Venky V. Ganesan resigned from the Board of Directors (the “Board”) of the Company effective immediately. Mr. Ganesan’s resignation is not the result of any disagreement with the Company relating to the Company’s operations, policies or practices.

(d)	Appointment of New Director

On May 23, 2013, the Board appointed Carl Eschenbach to serve as a member of the Board, effective immediately. Mr. Eschenbach will serve in the class of directors whose term expires at the Annual Meeting of Stockholders to be held in 2015. In addition, Mr. Eschenbach was appointed as a member of the audit committee of the Board (the “Audit Committee”), effective immediately.

Mr. Eschenbach, age 46, was appointed Chief Operating Officer and Co-President of VMware, Inc. in April 2012 and became President and Chief Operating Officer in December 2012. Mr. Eschenbach had previously served as VMware’s Co-President, Customer Operations from January 2011 to April 2012 and as VMware’s Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware in 2002, he was Vice President of North America Sales at Inktomi from 2000 to 2002. He also held various sales management positions with 3Com Corporation, Lucent Technologies Inc. and EMC.

In connection with his appointment to the Board, Mr. Eschenbach was granted an initial restricted stock unit equity award on May 30, 2013 in the amount of 16,000 shares of common stock. These restricted stock units will vest over three years, with 1/3 of the shares subject to the award vesting on the first anniversary of the grant date, and the remaining shares vesting equally over the next two years on a quarterly basis, subject to continued service on the Board on the applicable vesting date. In the event of a change of control, all shares subject to the award would become fully vested and immediately exercisable. The restricted stock units are subject to the terms and conditions of the Company’s 2012 Equity Incentive Plan and its related grant agreements. In addition, the Company expects to grant a restricted stock unit equity award covering shares of its common stock with a combined value of $220,000 to Mr. Eschenbach on the date of each annual meeting of stockholders, in each case based on continuing service on the Board and the Audit Committee. Each annual restricted stock unit equity award is expected to vest over one year on a quarterly basis. The Company will also reimburse Mr. Eschenbach for all reasonable expenses in connection with his services to the Company. A copy of the offer letter between Mr. Eschenbach and the Company is filed as Exhibit 10.1 to this Current Report on Form 8-K.

In addition, Mr. Eschenbach has executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 9, 2012.

There is no arrangement or understanding between Mr. Eschenbach and any other persons pursuant to which Mr. Eschenbach was elected as a director. Since the beginning of the Company’s last fiscal year, the Company has purchased an aggregate of approximately $452,000 of VMware products and services from a VMware authorized reseller in arm’s length transactions.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Offer Letter between the Company and Carl Eschenbach, dated May 9, 2013.

99.1	Press release dated as of May 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALO ALTO NETWORKS, INC.

By:	/s/ Mark D. McLaughlin
Mark D. McLaughlin President and Chief Executive Officer

Date: May 30, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Offer Letter between the Company and Carl Eschenbach, dated May 9, 2013.

99.1	Press release dated as of May 30, 2013.